                                          *** TEXT OMITTED AND FILED SEPARATELY
                                               CONFIDENTIAL TREATMENT REQUESTED
                                         UNDER 17 C.F.R. Sections 200.80(B)(4),
                                                           200.83 AND 240.24B-2







                       LICENSE AGREEMENT

                            BETWEEN

                  BRISTOL-MYERS SQUIBB COMPANY

                              AND

                        CIMA LABS, INC.

                         ______________

                         JUNE 26, 1997






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


                               TABLE OF CONTENTS

                                                                         PAGE

ARTICLE I - DEFINED TERMS ...............................................  1
          1.1   Defined Terms ...........................................  1

ARTICLE II -  GRANT OF LICENSES .........................................  4
          2.1   BMS Licenses ............................................  4
          2.2   License Term ............................................  4

ARTICLE III -  INTELLECTUAL PROPERTY RIGHTS .............................  4
          3.1   Improvements ............................................  4
          3.2   Patent Prosecution and Maintenance ......................  5
          3.3   Third Party Infringers ..................................  5

ARTICLE IV - PAYMENTS ...................................................  6
          4.1   Royalty Payments ........................................  6
          4.2   Permissible Royalty Rate ................................  7
          4.3   Payment .................................................  7
          4.4   Reduction in Royalty Due to Payments to Third-Party .....  7
          4.5   Books and Records .......................................  7
          4.6   Exchange Conversion .....................................  7
          4.7   Exchange Control ........................................  7
          4.8   Commencement of Royalty Payments ........................  8
          4.9   Reduction in Royalty Rate ...............................  8

ARTICLE V - ADDITIONAL COVENANTS ........................................  8
          5.1   General .................................................  8
          5.2   Obligations of BMS ......................................  8

ARTICLE VI - REPRESENTATIONS AND WARRANTIES .............................  9
          6.1   CIMA Representations ....................................  9
          6.2   BMS Representations ..................................... 11
          6.3   Limitation .............................................. 11

ARTICLE VII - INDEMNIFICATION ........................................... 11
          7.1   Losses .................................................. 11
          7.2   Indemnification by CIMA ................................. 11
          7.3   Indemnification by BMS .................................. 12
          7.4   Procedure ............................................... 12
          7.5   Survival ................................................ 12
          7.6   Limitation .............................................. 13


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                               Table of Contents
                                  (continued)



                                                                         PAGE


ARTICLE VIII -  EVENTS IF FORCE MAJEURE ................................. 13
          8.1   Meaning ................................................. 13
          8.2   Excused Performance ..................................... 13
          8.3   Limitations ............................................. 13

ARTICLE IX -    TERM AND TERMINATION .................................... 13
          9.1   Termination by BMS ...................................... 13
          9.2   Termination Due to a Material Breach .................... 14
          9.3   Insolvency .............................................. 14

ARTICLE X - CONFIDENTIALITY ............................................. 14
          10.1  Confidential Information ................................ 14
          10.2  Non-Disclosure .......................................... 15
          10.3  Non-Confidential Information ............................ 15
          10.4  Additional Measures ..................................... 15

ARTICLE XI - GENERAL .................................................... 15
          11.1  Remedies ................................................ 15
          11.2  Assignment .............................................. 15
          11.3  Governing Law ........................................... 16
          11.4  Notice .................................................. 16
          11.5  Waiver .................................................. 17
          11.6  Entire Agreement ........................................ 17
          11.7  Severability ............................................ 17
          11.8  Titles to Sections for Convenience Only ................. 17
          11.9  Counterparts ............................................ 17
          11.10 Publicity ............................................... 17
          11.11 Further Assurances ...................................... 18
          11.12 No Third Party Beneficiaries ............................ 18





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


     LICENSE AGREEMENT (this "Agreement"), dated as of June 26, 1997, by and between CIMA LABS, INC., a corporation organized under the laws of the State of Delaware and having its principal place of business at 10000 Valley View Road, Eden Prairie MN 55344-9361 ("CIMA"), and the WORLDWIDE CONSUMER MEDICINES DIVISION OF BRISTOL-MYERS SQUIBB COMPANY, a corporation organized under the laws of the State of Delaware having its principal place of business at 345 Park Avenue, New York, New York 10154 ("BMS") .

                                   RECITALS

     WHEREAS, CIMA is the owner or licensee of certain patent rights pertaining to an effervescent, fast-dissolving, oral drug-delivery tablet technology; and

     WHEREAS, BMS is interested in obtaining and licensing the rights to make, have made, use and sell products including such technology.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows, for themselves and their respective successors and assigns:


                                   ARTICLE I
                                 DEFINED TERMS

     1.1 DEFINED TERMS. For purposes of this Agreement, the following terms shall have the meanings indicated:

          1.1.1 "[...*...] MARKET" means indicated, labelled, packaged and/or marketed other than specifically for the [...*...] Market.

          1.1.2 "AFFILIATE" means a company or corporation, more than 50% of the voting stock of which is owned or controlled, directly, by any party hereto; any company or corporation directly or indirectly owning or controlling more than 50% of the voting stock of either party hereto; or any majority-owned subsidiary of such company or corporation, other than a party hereto.

          1.1.3     "AGREEMENT" is defined in the opening paragraph.

          1.1.4     "BMS" is defined in the opening paragraph.

          1.1.5     "CIMA" is defined in the opening paragraph.

          1.1.6     "CONFIDENTIAL INFORMATION" is defined in Section 10.

          1.1.6     "DISCLOSER" Is defined in Section 10.1.

          1.1.7 "EFFECTIVE DATE" shall be the date specified in the opening paragraph.
     1.1.8     "FORCE MAJEURE" is defined in Section 8.1.


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


          1.1.9 "IMPROVEMENTS" means any change, modification or enhancement to any Licensed Product disclosed in the Licensed Patents as they existed as of the Effective Date; provided such change, modification or enhancement is based to a material extent upon the Licensed Patents as they exist as of the Effective Date.

          1.1.10 "IMPROVEMENT CUTOFF DATE" means the earlier to occur of (i) the date which is [...*...] after the Effective Date or (ii) the end of the Licensed Term, with respect to each country in the Territory.

          1.1.11    "INDEMNITEE" is defined in Section 7.1.

          1.1.12    "INDEMNITOR" is defined in Section 7.4.

          1.1.13 "INTELLECTUAL PROPERTY" refers collectively to all proprietary information including, patents, copyrights, trade secrets, trade or service marks, know-how, test methods, data, studies, reports, process and manufacturing information, including improvements thereon, marketing strategies and tactics and all other proprietary rights.

          1.1.14 "LICENSED FIELD" means the [...*...] market for sale of any Licensed Product in the [...*...] Market or the [...*...] Market, as the case may be, as set forth in Schedule 1.1.17 in each applicable country or region set forth in Schedule 1.1.17.

          1.1.15 "LICENSED PATENTS" means those patents and patent applications (and any and all patents issued in connection therewith) listed on
Schedule 1.1.16 hereto, and all divisions, continuations, continuations-in-part, reexaminations, reissues, additions, substitutions. registrations, confirmations, renewals and patent term extensions thereof, and any foreign counterparts thereof in the Territory. Licensed Patents shall also include any additional patent applications and patents which: (i) are owned or controlled by CIMA so that CIMA has the right to grant licenses without payment or accounting to others, (ii) have an effective filing date or priority date before the Improvement Cutoff Date and (iii) claim any Improvement.

          1.1.16 "LICENSED PRODUCTS" means a product comprised of an effervescent agent together with microparticles of either:

               (i) where a Licensed Product is listed on Schedule 1.1.17 by active ingredient, any active ingredient listed for the relevant country or region in the Territory which, as of the Effective Date, is approved by the appropriate regulatory agency for sale in the [...*...] market in such country or region of the Territory; and

               (ii) where a Licensed Product is listed on Schedule 1.1.17 by product category (e.g. "[...*...]"), one or more active ingredients used or useful in such product category (e.g. [...*...]), provided that, as of the Effective Date, all such active ingredients are approved by the appropriate regulatory agency for sale in the [...*...] market in the relevant country or region of the Territory, coated by a rupturable or non-rupturable coating material, such product being adapted to dissolve in the mouth of a human being and to provide a distinct sensation of effervescence on dissolution, the manufacture, use or sale of which would, but for this Agreement, constitute infringement of Licensed Patents.

          1.1.17    "LICENSE TERM" is defined in Section 2.2.

          1.1.18    "LITIGATION" is defined in Section 7.4.

          1.1.19    "LOSS" is defined in Section 7.1.


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


          1.1.20    "MINIMUM ROYALTY PAYMENT AMOUNT" is defined in
Section 4.1.3.

          1.1.21 "NET SALES" means the gross proceeds on sales of Licensed Products to independent customers of BMS who are not its Affiliates or sublicensees, expressed in U.S. dollars and recorded in accordance with U.S. generally accepted accounting principles, less (i) [...*...] actually paid or credited by BMS, (ii) [...*...] paid by BMS, (iii) [...*...] paid or credited by BMS, (iv) [...*...] paid or credited by BMS, (v) [...*...] paid by BMS on shipments to customers and (vi) [...*...] days or more during the applicable reporting period, less such [...*...] days or more which are received or recovered during such reporting period.

          1.1.22    "NOTICE" is defined in Section 7.4.

          1.1.23    "[...*...]" means [...*...] use [...*...] for the same from a physician or other professional (including products offered through [...*...] distribution channels).

          1.1.24 "[...*...] MARKET" means suitable for, and specifically indicated, labelled, packaged and/or marketed, for use [...*...].

          1.1.25    "RECIPIENT" is defined in Section 10.1.

          1.1.26 "TERRITORY" shall mean, with respect to each Licensed Product, all countries (including territories and possessions, unless otherwise specified) and/or, as the case may be, all countries in any continent or region specified on Schedule 1.1.17 for such Licensed Product.


                                  ARTICLE II
                               GRANT OF LICENSES

     2.1 BMS LICENSES. CIMA hereby grants to BMS under the Licensed Patents, the non-exclusive (except as provided below), license and right to make, have made, use and sell each Licensed Product in the Licensed Field and in the Territory set forth for such Licensed Product in Schedule 1.1.17.
Such license to BMS shall also include the right to: (i) subject to the confidentiality provisions of Article X, allow access to any information or technology relating to the Licensed Products known to BMS by third party consultants who have been engaged by BMS in connection with the rights granted to BMS hereunder, (ii) subcontract the manufacture, marketing, distribution and/or sale of Licensed Products through BMS's normal distribution channels and (iii) sublicense the right to make, have made, use and sell Licensed Products in the Licensed Field in the Territory to any Affiliate of BMS for so long as such entity remains an Affiliate of BMS.

          2.1.1 [...*...] EXCLUSIVITY. Notwithstanding anything contained herein to the contrary, until [...*...], the license granted by Section 2.1 hereof shall be an exclusive license with respect to Licensed Products in the [...*...] Market in the [...*...] and [...*...] (including any territories or possessions thereof other than [...*...]).

     2.2 LICENSE TERM. The term of the licenses granted hereunder (the "License Term") with respect to Licensed Patents shall begin upon the date hereof and shall extend in each country in the Territory until the earlier of
(i) expiration of the last-to-expire of the Licensed Patents in each such country (ii) an acknowledgement by CIMA of the invalidity of the last Licensed Patent in effect in such country or (iii) a determination of invalidity (which cannot be further appealed or reviewed) with respect to the last Licensed Patent in effect in such country.

                                 ARTICLE III
                         INTELLECTUAL PROPERTY RIGHTS

     3.1  IMPROVEMENTS.

          3.1.1 CIMA IMPROVEMENTS. CIMA shall own all Improvements, as well as any Intellectual Property rights in and to any Improvements invented solely by CIMA.

          3.1.2 BMS IMPROVEMENTS. BMS shall own all Improvements, as well as all Intellectual Property rights in and to any Improvements, invented solely by BMS.

     3.2  PATENT PROSECUTION AND MAINTENANCE.

          3.2.1 APPLICATION INITIATED BY BMS. If requested by BMS, BMS and CIMA shall consult from time-to-time with regard to utility of CIMA filing a patent application with respect to an invention disclosed in the Licensed Patents or any CIMA Improvements in any country in the Territory in which patent protection has not previously been obtained or for additional patent protection in any country in the Territory with any effective Licensed Patents. Any patents allowed pursuant to an application filed pursuant to this
Section 3.2.1 shall be Licensed Patents for purposes of this Agreement.

          3.2.2 APPLICATIONS INITIATED BY CIMA. CIMA shall promptly deliver to BMS a copy of any filings it has made to obtain patent protection with respect to the invention disclosed in the Licensed Patents or any Improvements in any country in the Territory or to obtain additional patent protection in any country in the Territory in which any Licensed Patents have been filed.

          3.2.3 COMMENT BY BMS. CIMA shall supply BMS with copies of patent office actions in the [...*...] and [...*...] with respect to filings made pursuant to this Section 3.2 in sufficient time to enable BMS to comment on and advise CIMA with respect thereto prior to any response by CIMA. In the event BMS elects to so comment and advise, BMS shall reimburse CIMA for any incremental additional out of pocket expenses incurred by CIMA solely as the result of such commentary or advice.

     2.3  THIRD PARTY INFRINGERS.

          3.3.1 PROSECUTION BY CIMA. In the event that, in the judgment of BMS, a third party appears to be infringing one or more Licensed Patents, BMS shall notify CIMA of the same, and CIMA shall, at its own expense, take whatever steps in its sole discretion it deems advisable, including, but not limited to, settlement or the filing of a suit for damages or to enjoin such sales or offers for sale by such third party. BMS agrees, upon reasonable notice, to cooperate with and, to the extent deemed necessary or desirable by CIMA and at CIMA's expense, participate in any suit to enjoin such infringement.

          3.3.2 REDUCTION IN ROYALTY. If (i) a third party is making, having made, using or selling, in any country in the Territory, any product that is competitive with a Licensed Product and which infringes any rights embodied in the Licensed Patents and (ii) the dollar value of sales of such infringing product in such country constitutes more than [...*...] of sales of Licensed Products in such country, then subsequent royalties payable to CIMA with respect to sales of Licensed Products in such country shall be reduced by [...*...] for as long as such third party continues to make, have made, use or sell such infringing product in such country and CIMA does not diligently seek to enforce its rights by prosecuting an infringement suit in such country against such third party. Notwithstanding the provisions of this Section 3.3.2, while CIMA is pursuing the enforcement of the Licensed Patents by prosecuting an infringement suit, BMS agrees to pay full royalties to CIMA in accordance with Section 4.1.


                                  ARTICLE IV
                                   PAYMENTS

     4.1  ROYALTY PAYMENTS.

          4.1.1 ROYALTIES. BMS shall pay CIMA a royalty in the amount set forth in this Section 4.1 with respect to the aggregate of all "Net Sales" of Licensed Products sold by BMS or a BMS Affiliate (or any other sublicensee) in each country in the Territory set forth for such Licensed Product in Schedule
1.1.17 (including Licensed Products purchased from CIMA pursuant to the Supply Agreement, made and entered into as of the 10th day of October, 1996 by and between BMS and CIMA). For purposes of this Agreement, Licensed Products shall be considered "sold" upon the issuance by BMS or its Affiliate (or any sublicensee), as the case may be of an invoice to a non-Affiliated third party with respect to such Licensed Products including, without limitation, sales to any third party distributor in any portion of the Territory in which BMS uses a distributor to market a Licensed Product. Notwithstanding anything contained herein to the contrary, samples of Licensed Products distributed without charge for promotional purposes shall not be considered "sold" for purposes of this Agreement and no royalty shall be payable in respect thereof.

          4.1.2 ROYALTY RATES. The applicable marginal royalty rate shall be:

                    [...*...] of annual Net Sales of Licensed
          Products not in excess of [...*...];



                    [...*...] of annual Net Sales of Licensed
          Products in excess of [...*...], but not in excess of [...*...]; and

                    [...*...] of annual Net Sales of Licensed
          Products in excess of [...*...].

          4.1.3 MINIMUM ROYALTY AMOUNTS. In each of the years specified below, the Minimum Royalty Payment Amount payable pursuant to this Section 4.1 shall be the amount specified below with respect to each such year:

                      Year         Minimum Royalty Payment Amount

                    [...*...]           $    [...*...]

                    [...*...]           $    [...*...]

                    [...*...]           $    [...*...]

                    [...*...]           $    [...*...]


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


          4.1.4 ADVANCE ROYALTY PAYMENT. Simultaneously with the execution of this Agreement, BMS shall pay CIMA an advance Royalty Payment in the amount of [...*...]. Any payment amounts due and owing pursuant to Sections 4.1.1,
4.1.2 and 4.1.3 hereof shall be reduced by [...*...] until such time as the advance Royalty Payment made pursuant to this Section 4.1.4 shall have been fully recovered.

     4.2 PERMISSIBLE ROYALTY RATE. Notwithstanding anything contained herein to the contrary, if the Royalty Rate specified in this Agreement should exceed the permissible rate established in any country in the Territory, the Royalty Rate for Net Sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

     4.3 PAYMENT. BMS shall make the applicable royalty payments required pursuant to Section 4.1 hereof not later than sixty (60) business days after the end of each calendar quarter during the License Term.

     4.4 REDUCTION IN ROYALTY DUE TO PAYMENTS TO THIRD-PARTY. If, the manufacture, use or sale of any Licensed Product results in the infringement of any patent owned or controlled by any third party that dominates any Licensed Patent (other than U.S. Patent No. 5,225,197) and, solely as a result thereof, BMS shall be required to pay to such third party any royalties or other fees, the amount of royalties payable to CIMA pursuant to
Section 4.1 hereof shall be reduced by (i) the amount of BMS's [...*...] and
(ii) [...*...] of the amount of such third party payments. Without limiting the generality of the foregoing, the reduction specified in the immediately preceding sentence shall not reduce any quarterly royalty payment by more than [...*...]; any reduction not given effect due to this limitation shall be carried forward to succeeding quarters. As used in this Section 4.4 a third party patent shall be deemed to "dominate" a Licensed Patent only if BMS cannot practice the rights granted to it by CIMA pursuant to this Agreement without infringement of such patent.

     4.5 BOOKS AND RECORDS. BMS shall maintain accurate books and records with respect to its Net Sales of Licensed Products and all amounts to be shared between the parties or reimbursable to BMS by CIMA pursuant to this Agreement. Upon request, BMS shall permit CIMA or its independent certified public accountants (at CIMA's sole cost and expense) access, not more than once each year during the License Term, during regular business hours and upon reasonable advance prior notice to inspect and copy such records, to the extent necessary to verify the information contained in royalty reports provided by BMS to CIMA.

     4.6 EXCHANGE CONVERSION. All payments of royalties shall be made in U.S. dollars. Royalties shall based on Net Sales converted to U.S. dollars in accordance with internal BMS reporting policies applied on a company-wide basis.

     4.7 EXCHANGE CONTROL. Notwithstanding the foregoing, if applicable governmental regulations in any country in the Territory prevent prompt remittances from such country with respect to sales made in that country (including, without limitation, remittance of royalty payment amounts or purchase price of Licensed Product), BMS shall have the right, in its sole discretion to make payment in such country by depositing the amount thereof in the local currency in an account established by CIMA in a bank or other depository institution in such country. Any amounts required under the laws of any governmental authority to be withheld by BMS will be paid by BMS to such authorities, as appropriate, (for and on behalf of CIMA, if applicable) and BMS will furnish CIMA with copies of appropriate evidence of payment thereof.

     4.8 COMMENCEMENT OF ROYALTY PAYMENTS. Notwithstanding anything contained herein to the contrary, no payment shall be required under this
Article IV in respect of Net Sales of any product in any country in the Territory unless and until a Licensed Patent shall have issued in such country; and, no amount shall be payable pursuant to this Article IV in respect of Net Sales of any product in any country in the Territory after the last of any Licensed Patents covering such product shall have expired in such country.

     4.9 REDUCTION IN ROYALTY RATE. Notwithstanding anything contained herein to the contrary, in the event that CIMA shall license to any third party (not an Affiliate of CIMA) the right to make, have made, use, market or sell any product substantially identical to any Licensed Product in the same region or country in the Territory as is Licensed to BMS, but at a royalty rate that is less than the royalty rates specified in Section 4.1.2 hereof, the royalty rates specified in Section 4.1.2 shall [...*...]. The provisions of this Section 4.9(a) shall not be applicable to any transaction or series of related transactions in which CIMA derives substantial revenue other than (or in addition to) the receipt of royalties or similar payments (e.g. profit by CIMA on the manufacture and sale of products to any such third party).


                                  ARTICLE V
                             ADDITIONAL COVENANTS

     5.1 GENERAL. In addition to the agreements, covenants and obligations contained elsewhere in this Agreement, the parties shall have the additional obligations contained in this Article V.

     5.2  OBLIGATIONS OF BMS.  BMS shall have the following obligations:

          5.2.1 COMMERCIALIZATION. BMS will use its reasonable efforts to commercialize or cause to be commercialized the Licensed Products in the Territory, in a manner consistent with standard industry practices. BMS will advertise and promote the Licensed Products in a commercially reasonable manner consistent with industry practices. Notwithstanding anything contained herein to the contrary, BMS shall have [...*...] of Licensed Products in any country in the Territory. BMS will provide CIMA written notice of any new launch of any Licensed Product in any country or region of the Territory within thirty
(30) days following such launch.

          5.2.2     MANUFACTURING.

               (a) In the event that BMS elects not to manufacture (either directly or through any Affiliate) any Licensed Product utilizing a formulation owned or controlled by BMS or any Affiliate of BMS, CIMA shall have the right to manufacture BMS's requirements of such Licensed Product for sale to BMS; provided that BMS shall determine that (i) CIMA has the capability to manufacture the requirements of BMS for such Licensed Product in accordance with such timing, quantity, quality control and other requirements as BMS, in its sole discretion, shall deem appropriate and (ii) the proposed terms of sale (including, without limitation, pricing, packaging and delivery dates), are acceptable to BMS in its sole discretion.

               (b) In the event BMS elects not to manufacture a Licensed Product as described above, BMS shall notify CIMA thereof. CIMA shall thereafter have [...*...] to provide BMS with a written proposal containing all of the material terms pursuant to which CIMA proposes to manufacture such Licensed Product for sale to BMS. Nothing contained herein shall be construed to require either BMS or CIMA to negotiate with respect to any such agreement for a period greater than [...*...]. If CIMA fails to submit a manufacturing proposal within the [...*...] period specified above, or BMS and CIMA are unable for any reason to reach an agreement with respect to such manufacture within the [...*...] period specified above on terms acceptable to BMS in its sole discretion, BMS may contract with any other party for such manufacture.

          5.2.3 PATENT MARKING. BMS shall mark the Licensed Products sold in the United States with the United States patent numbers of all applicable Licensed Patents in a manner provided by 35 U.S.C. Section 287, as CIMA shall specify from time-to-time in written notice provided to BMS. BMS shall mark all Licensed Products sold in countries outside of the United States in such manner as to conform with applicable patent laws of such country of sale as CIMA shall specify from time-to-time in written notice provided to BMS. BMS shall provide CIMA with sufficient formulation information with respect to Licensed Products, sufficiently in advance of BMS's finalization of applicable packaging and labeling, to enable CIMA to provide BMS with notice required by this Section 5.2.3.


                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES

     6.1 CIMA REPRESENTATIONS. For the purposes of this Section 6.1, "to the best of CIMA's knowledge" means current or prior actual knowledge of any of CIMA's officers and/or senior scientists. CIMA hereby represents, warrants and covenants to BMS as of the Effective Date that:

          6.1.1 CIMA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted and has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          6.1.2 Neither CIMA nor any of its Affiliates is a party to, subject to, or bound by any agreement or judgment, award, order writ, injunction or decree of any court, governmental body or arbitrator which would prevent the carrying out of this Agreement, and that there is (i) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to CIMA's best knowledge, threatened nor (ii) to CIMA's best knowledge, any investigation pending or threatened against or relating to CIMA which, in each case, could prevent CIMA from carrying out its obligations under this Agreement.

          6.1.3 Neither CIMA nor any of its Affiliates is a party to any material agreement or understanding which would conflict with or be breached by the execution, delivery or performance of this Agreement by CIMA.

          6.1.4 CIMA is the sole and exclusive owner of the Licensed Patents other than U.S. Patent No. 5,225,197. To the best of CIMA's knowledge, having undertaken no investigation, SmithKline Beecham is the sole and exclusive owner of U.S. Patent No. 5,225,197. CIMA has all the necessary rights and authority to grant the licenses granted pursuant to this Agreement and extend to BMS immunity from any Losses predicated upon any infringement of any Licensed Patent and U.S. Patent No. 5,225,197 and its foreign counterparts.

          6.1.5 To the best of CIMA's knowledge, the Licensed Patents (other than U.S. Patent No. 5,225,197) are valid and enforceable and CIMA or, to the best of CIMA's knowledge, having undertaken no investigation, SmithKline Beecham, as the case may be, has taken all necessary actions to maintain the registration thereof.

          6.1.6 CIMA has no knowledge of any "prior art" which CIMA believes would render any of the Licensed Patents invalid in whole or in part.

          6.1.7 No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person is required on the part of CIMA in connection with the execution, delivery and performance of this Agreement.

          6.1.8     The patents and patent applications listed on Schedule
1.1.16 hereto are all of the patents or patent applications relating to the technology described in the Licensed Patents.

          6.1.9 The practice of the inventions and know-how embodied in the Licensed Patents do not presently (to the best of CIMA's knowledge) infringe any valid patents or other proprietary rights owned by any third party.

          6.1.10 CIMA has no knowledge of any infringement by any third party of any Licensed Patents, and CIMA is not subject to any outstanding order, judgment or decree of any court or administrative agency, and each has not entered into any stipulation or agreement restricting its use of the technology embodied in the Licensed Patents.

          6.1.11 None of the know-how embodied in the Licensed Patents was, and none of the know-how embodied in any Improvements developed by CIMA, will be, obtained by CIMA in violation of any contractual or fiduciary obligation to which CIMA or any of its Affiliates, employees, contractors or agents is or was a party, or by misappropriation of the trade secrets of any third party.

     6.2 BMS REPRESENTATIONS. BMS hereby represents, warrants and covenants to CIMA that:

          6.2.1 BMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          6.2.2 Neither BMS nor any of its Affiliates is a party to, subject to, or bound by any agreement or any judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator which could prevent the carrying out of this Agreement, and that there is (i) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to BMS's best knowledge, threatened nor (ii) to BMS's best knowledge, any investigation pending or threatened against or relating to BMS which, in either case, could prevent BMS from carrying out obligations under this Agreement.

          6.2.3 No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority or any other person is required on the part of BMS in connection with the execution, delivery and performance of this Agreement.

     6.3 LIMITATION. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, CIMA MAKES NO WARRANTIES TO BMS OF ANY KIND CONCERNING THE LICENSED PATENTS OR LICENSED PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                 ARTICLE VII
                                INDEMNIFICATION

     7.1 LOSSES. For purposes of this Agreement, the terms "Loss" or "Losses" shall mean each and all of the following items, namely, claims, losses, liabilities, damages, fines, penalties, costs and expenses (including, without limitation, interest which may be imposed in connection therewith), reasonable fees and disbursements of counsel and other experts, and the cost to the person seeking indemnification (the "Indemnitee") or any funds expended by reason of the occurrence of any of the events enumerated in
Section 7.2 hereof or Section 7.3 hereof, as the case may be, or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof or in enforcing the provisions of this Agreement, without giving effect to any insurance reimbursement which may inure to the Indemnitee.

     7.2 INDEMNIFICATION BY CIMA. CIMA shall indemnify and hold harmless BMS, its affiliates, their respective officers, directors, employees, agents and representatives from and against any and all Losses arising out of or resulting from: (i) any breach of any of the representations or warranties made by CIMA in this Agreement; (ii) any failure by CIMA to perform any of its covenants or agreements contained in this Agreement; and (iii) misappropriation or infringement of the trade secrets of any third party as the result of information conveyed by CIMA to BMS or employed by CIMA in development of the invention described in any of the Licensed Patents.

     7.3 INDEMNIFICATION BY BMS. BMS shall indemnify and hold harmless CIMA, its affiliates, their respective officers, directors, employees, agents and representatives from and against any and all Losses arising out of or resulting from: (i) any breach of any of the representations or warranties made by BMS in this Agreement; (ii) any failure by BMS to perform any of its covenants or agreements contained in this Agreement and (iii) the making, manufacture or sale of Licensed Products by BMS or its Affiliates, excluding, however, Losses arising from any claim of infringement for which BMS is entitled to indemnification by CIMA pursuant to this Agreement or otherwise.

     7.4  PROCEDURE.

          (a) In the event that an Indemnitee shall suffer a Loss which is not the subject of a claim, demand, action, suit, proceeding, arbitration, investigation or inquiry (each and all of the foregoing items being herein referred to as "Litigation"), the Indemnitee shall give written notice thereof to the party from whom such indemnification is being sought (the "Indemnitor").

          (b) (i) Promptly after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Section 7.2 or 7.3 hereof, the Indemnitee shall give written notice thereof (the "Notice") to the Indemnitor and shall thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless such failure to give prompt notice results in material prejudice to Indemnitor. In case any such Litigation is brought against any Indemnitee, the Indemnitor shall be entitled to assume and control the defense thereof, by written notice to the Indemnitee within 30 calendar days after receipt of the Notice of its intention to do so, with counsel reasonably satisfactory to the Indemnitee at the Indemnitor's own expense. If the Indemnitor shall assume the defense of such Litigation, it shall not settle such Litigation unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, to the reasonable satisfaction of the Indemnitee, from all liability with respect to such Litigation.

               (ii) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Litigation within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Litigation, then the Indemnitee shall be entitled to assume and control the defense of any such Litigation, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in such Litigation or any settlement thereof effected by the Indemnitee.

     7.5 SURVIVAL. The provisions of this Article VII shall survive the termination of this Agreement, without limitation as to time.

     7.6 LIMITATION. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR USE, INCURRED BY THE OTHER PARTY, WHETHER IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME STATES AND JURISDICTIONS OUTSIDE THE UNITED STATES DO NOT ALLOW THE LIMITATION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY. BMS ACKNOWLEDGES THAT THE ALLOCATION OF RISKS AND BENEFITS UNDER THIS AGREEMENT IS BASED ON AND THE AMOUNTS PAID UNDER THIS AGREEMENT WOULD BE GREATER IN THE ABSENCE OF, THE LIMITATIONS DESCRIBED ABOVE.


                                  ARTICLE VIII
                            EVENTS IF FORCE MAJEURE

     8.1 MEANING. "Force Majeure" shall mean any cause which is beyond the reasonable control of the party invoking Force Majeure and which, by the exercise of reasonable diligence, such party is unable to prevent, including but not limited to, and whether or not of the same class or kind as, the following: any law, decree, regulation, order, or request of any governmental authority (national, state, or regional), nationalization, expropriation, confiscation, requisition, riot, war, hostilities, public disturbance, act of the public enemy, act of terrorism, strike, lockout or other labor dispute, fire, flood, earthquake, storm, tidal wave, explosion, Act of God, accident of navigation, breakdown or failure of transportation or transportation facilities.

     8.2 EXCUSED PERFORMANCE. If either party is prevented from or delayed in carrying out any provision of this Agreement by reason of Force Majeure, the party whose performance is so prevented, delayed, interfered with or restricted, upon prompt written notice thereof to the other party, shall be excused from such performance to the extent and during the period of such prevention, delay, interference or restriction.

                                 8.3  LIMITATIONS.  The provisions of this
Article VIII shall not be available to a party if such party fails to use reasonable diligence to remedy the applicable situation described in Section
8.1 above in an adequate manner and with all reasonable dispatch or if such applicable situation is caused by such party, except that this Section 8.3 shall not require the settlement of strikes or labor controversies by acceding to the demand of the opposing party or parties.


                                  ARTICLE IX
                             TERM AND TERMINATION

     9.1 TERMINATION BY BMS. BMS, at its sole discretion, may terminate this Agreement with respect to one or more Licensed Products and/or with respect to any or all applicable countries in the Territory at any time, with or without cause, upon [...*...] written notice.

          9.1.1 In the event of the termination of this Agreement by BMS with respect to all, but not less than all, of the Licensed Products and Territory pursuant to the terms of this Section 9.1 during any year in which a Minimum Royalty Payment Amount shall be payable, BMS shall pay CIMA a termination fee in an amount equal to [...*...] hereof during such year. Notwithstanding anything contained herein to the contrary, no termination fee shall be payable pursuant to this Section 9.1.1, in the event of any termination of this Agreement (i) by BMS pursuant to Section 9.2 or (ii) pursuant to Section 9.3.

     9.2 TERMINATION DUE TO A MATERIAL BREACH. Either CIMA or BMS may terminate this Agreement upon a material breach of the terms of this Agreement by the other, provided that (i) the non-breaching party provides written notice to the breaching party detailing the nature of the breach; and
(ii) the breaching party fails to remedy the breach within [...*...] calendar days of receipt of notice from the non-breaching party and, further provided, that in the event a breach by BMS relates to less than the entire Territory, CIMA shall have the right to terminate this Agreement only with respect to such country of the Territory to which such breach relates. Upon the termination of this Agreement neither party shall have continuing obligations to the other, except for payment obligations accrued prior to the date of such termination and as otherwise expressly provided for herein.

     9.3  INSOLVENCY.  This Agreement may be terminated by either BMS or CIMA
(a) in the event that a case or proceeding shall be commenced and continue undismissed or unstayed for a period of [...*...] calendar days against the other (the "Insolvent Party") or such Insolvent Party shall commence a voluntary case, in either case seeking relief under the bankruptcy laws or any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, in each case as now or hereafter in effect, or (b) the Insolvent Party shall apply for, consent to, or fail to contest, the appointment of a receiver, liquidator, custodian, trustee or the like for such party or for all or any part of its property, or (c) the Insolvent Party shall make a general assignment for the benefit of its creditors, or (d) either party shall fail to, or admit in writing its inability to, pay, or generally not be paying, its debts as they become due.

          9.3.1 In the event of the termination of this Agreement pursuant to the terms of this Section 9.3, the non-Insolvent Party may, in its sole discretion, decide whether to terminate this Agreement. If the non-Insolvent Party terminates this Agreement, the license granted herein shall terminate and neither party shall have any obligations to the other, except for payment obligations which had accrued prior to the termination or as otherwise expressly set forth in this Agreement.


                                   ARTICLE X
                                CONFIDENTIALITY

     10.1 CONFIDENTIAL INFORMATION. Except as provided below, each party to this Agreement shall keep secret and confidential the information, data and materials of the others disclosed to it prior to and during the term of this Agreement (collectively, the "Confidential Information"). In addition, the Confidential Information shall include the terms and conditions of this Agreement. For purposes of this Article X, a party or parties receiving Confidential Information shall be termed the "Recipient" and the party providing the Confidential Information to the Recipient shall be termed the "Discloser." The obligations of the parties hereunder shall survive for a period of [...*...] years following termination or expiration of this Agreement.

     10.2 NON-DISCLOSURE. Recipient shall safeguard and hold confidential the Confidential Information with the same degree of care (but not less than a reasonable standard of care) it customarily employs with its own proprietary information, and shall not cause or permit the disclosure to, or use by, any person of such information, except as expressly permitted in writing by the Discloser or as specifically permitted in this Section 10.2. Recipient shall limit disclosure of the Discloser's Confidential Information to those of its officers, employees, agents and representatives who shall have a need to know such information and have, directly or indirectly, agreed to safeguard and maintain such Confidential Information of the other and not to disclose or use such Confidential Information of the other.

     10.3 NON-CONFIDENTIAL INFORMATION. The obligations of this Article X shall not apply to information that: (a) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the Recipient or its employees or representatives; (b) as demonstrated by prior written records, is already known to Recipient or any of its Affiliates at the time of disclosure hereunder; (c) is disclosed in good faith to Recipient or any of its Affiliates (without obligation as to confidentiality) by a third party having a lawful right to do so; (d) is independently developed by Recipient or any of its Affiliates which independent development can be documented by Recipient; (e) is required to be disclosed pursuant to a court order, or order of other governmental authority; or (f) is disclosed verbally, unless such information is reduced to writing and identified as Confidential Information within 30 days of its initial disclosure.

     10.4 ADDITIONAL MEASURES. Recipient shall take such actions as Discloser may reasonably request from time to time to safeguard the confidentiality of any information subject to the terms of this Article X.


                                   ARTICLE X
                                    GENERAL

     11.1 REMEDIES. Each of the parties hereto acknowledges and agrees that in the event of a breach or threatened breach of Sections 2.1 and 10 of this Agreement, the other party has no adequate remedy at law and, accordingly shall be entitled to injunctive and other equitable remedies against such breach or threatened breach in addition to any remedy it might have at law or in equity.

     11.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assigns and successors in interest; provided, however, that no party shall assign or otherwise transfer its interest or any part thereof under this Agreement to any other person or entity without the written consent of the other parties, which consent shall not be unreasonably withheld, except (a) in connection with the transfer of all or substantially all of the assets of the transferring party or the transfer of the line of business of the transferring party through which Licensed Products are sold, to any other person or entity, whether by means of a merger, asset or stock sale or otherwise, or (b) to a wholly-owned subsidiary or Affiliate, provided that the transferring party shall guarantee its transferee-subsidiary's or transferee-Affiliate's performance and compliance hereunder and shall notify the other party in writing of such transfer.

     11.3 GOVERNING LAW. The validity, interpretation and construction of this Agreement shall be governed by the laws of the State of New York. THE PARTIES ALSO HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES, INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT. Each of the parties agrees that, prior to initiating litigation in connection with any dispute arising under this agreement or the subject matter hereof, such parties shall meet to attempt to negotiate resolution of any such dispute.

     11.4 NOTICE. All notices required or permitted hereunder shall be in writing and shall be sufficiently given if: (a) hand delivered (in which case the notice shall be effective upon delivery); (b) telecopied, provided that in such case a copy of such notice shall be concurrently sent by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective two calendar days following dispatch); (c) delivered by Express Mail, FedEx or other nationally recognized overnight courier service (in which case the notice shall be effective one business day following dispatch); or (d) delivered or mailed by registered or certified mail, return receipt requested, postage prepaid (in which case the notice shall be effective three calendar days following dispatch), to the parties at the following addresses and/or telecopier numbers, or to such other address or number as a party shall specify by written notice to the others in accordance with this Section.

     If to CIMA:

          CIMA Labs, Inc.
          10000 Valley View Road
          Eden Prairie, MN 55344-9361
          Jack Khattar Vice President Business Development
          Telecopier No.: (612) 947-8770

     with a copy to:

          Barbara A. Kosacz, Esq.
          Cooley Godward LLP
          5 Palo Alto Square
          3000 El Camino Real
          Palo Alto, CA 94306-2155
          Telecopier No.: (415) 857-0663

     If to BMS:

          Bristol-Myers Squibb Company
          345 Park Avenue
          New York, NY 10154
          Attention: Louis M. DeAmicis
          Telecopier No.: (212) 605-9490

     with a copy to:

          Peter N. Stevens, Esq.
          Bristol-Myers Squibb Company
          345 Park Avenue
          New York, NY 10154
          Telecopier No.: (212) 605-9494

     11.5 WAIVER. No failure or delay of any party hereto to exercise any power or right granted hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, shall constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     11.6 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, sets forth the entire understanding of the parties with respect to the transactions contemplated thereby, and supersedes any prior oral or written agreements or understandings relating to the subject matter hereof. This Agreement shall not be amended, modified or changed except by the written agreement of each party whose rights or responsibilities are being affected thereby.

     11.7 SEVERABILITY. In the event that any provision of this Agreement shall be found in violation of public policy or illegal or unenforceable in law or equity, the balance of such provision and this Agreement shall continue in full force and effect, as if such provision or portion thereof had been deleted or rendered inapplicable to the situations to which such provision cannot be legally applied.

     11.8 TITLES TO SECTIONS FOR CONVENIENCE ONLY. The titles to Sections of this Agreement are used solely for the convenience of the parties and do not constitute part of the agreement of the parties hereunder.

     11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement.

     11.10 PUBLICITY. CIMA and BMS agree that upon execution of this Agreement, CIMA shall issue a press release in the form attached hereto as Annex A. Except as provided in the immediately preceding sentence or as may be otherwise required by applicable law, each party agrees that it will not disclose to the press or any third party or otherwise advertise to the communications media the terms of this Agreement including the existence hereof, or the consummation of the transactions contemplated hereby. In the event CIMA is the party required by law to disclose, it shall give BMS no less than five (5) days' advance written notice of its intent to disclose and the contents of such proposed disclosure which contents shall be subject to the prior written approval of BMS (which approval shall not be unreasonably withheld or delayed).

     11.11 FURTHER ASSURANCES. At any time and from time-to-time, upon reasonable request, each party hereto shall promptly execute and deliver, or cause to be executed and delivered, all such documents as either party may reasonably request in order to carry out or evidence the terms of this Agreement.

     11.12 NO THIRD PARTY BENEFICIARIES. Nothing contained in this
Agreement shall be construed to create any third party beneficiaries hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


BRISTOL-MYERS SQUIBB COMPANY       CIMA LABS, INC.



By: /s/ STEPHEN E. BEAR                      By: /s/ JACK KHATTAR
   -----------------------------                ----------------------------
     Stephen E. Bear                              Jack Khattar
     President-Worldwide                          Vice President-
     Consumer Medicines                           Business Development

                                SCHEDULE 1.1.16
                                LICENSED PATENTS


                                   [...*...]

                                SCHEDULE 1.1.17
                         TERRITORY/PRODUCT CATEGORIES

COUNTRY/REGION      MARKET      PRODUCT INGREDIENT AND/OR CATEGORY
--------------     ---------    ----------------------------------
[...*...]*         [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]***
                   [...*...]    [...*...]


[...*...]**        [...*...]    [...*...]
                   [...*...]    [...*...]***
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]
                   [...*...]    [...*...]


[...*...]          [...*...]    [...*...]
                   [...*...]    [...*...]


* For purposes of this Agreement, [...*...] shall consist of the area bordered in black on Annex 1.1.17A attached to this Schedule 1.1.17.

** The Territory shall not include [...*...] with respect to [...*...] in the [...*...].

***  [...*...], and any combination of the foregoing.

                                 ANNEX 1.1.17A


[...*...]PRESS RELEASE                                    ANNEX A
11201/00050

     CIMA LABS INC. (NASDAQ: CIMA) today announced the signing of a global, non-exclusive license agreement with Bristol-Myers Squibb (NYSE: BMY). The agreement covers multiple products to be developed by Bristol-Myers Squibb, applying or utilizing 0raSolv-Registered Trademark-, CIMA's patented oral dosage technology which incorporates microencapsulated drug ingredients into tablets that dissolve quickly in the mouth. In exchange for the license, CIMA will receive royalties on the sale of licensed products.

     In May of this year, CIMA announced the U.S. introduction of an OraSolv-Registered Trademark- dosage form of Tempra, Bristol-Myers Squibb's pediatric analgesic. OraSolv is designed to improve taste acceptance, while offering a convenient oral dosage form that can be taken without water, thereby increasing patient compliance.

     "We believe this alliance offer" both CIMA LABS and Bristol-Myers Squibb an excellent opportunity to pursue the development of innovative new drug delivery technologies," commented John M. Siebert, Ph.D., President and Chief Executive Officer of CIMA LABS, INC.

     CIMA LABS INC. is a drug delivery company that develops and manufactures products based upon its OraSolv-Registered Trademark- technology for marketing by multinational pharmaceutical companies. CIMA was founded in 1986 and has been publicly held since July 1994. The Company's corporate headquarters and manufacturing facility is located in Eden Prairie, MN and its Research and Development facility is located in Brooklyn Park, MN.